Exhibit 99.1

Actuate Reports First Quarter 2012 Financial Results

+ License Revenue Up 15% Year-over-year;

+ Non-GAAP Operating Income Up 51% Year-over-year to $8.5 Million;

+ Non-GAAP Fully Diluted EPS of $0.11 Up 38% Year-over-year.

SAN MATEO, Calif.--(BUSINESS WIRE)--May 3, 2012--Actuate Corporation (NASDAQ:BIRT), the people behind BIRT® and the leader in open source business intelligence (BI), today announced financial results for the first quarter 2012.

First Quarter 2012 Financial and Operational Highlights:

  License revenue for Q1 up 15% year-over-year to $13.4 million;
  Q1 revenue included 3 transactions with a license component in excess of $1 million;
  Q1 non-GAAP revenue of $34.8 million, an increase of 8% from the same period a year ago;
  Non-GAAP operating income of $8.5 million up 51% year-over-year;
  Non-GAAP operating margin of 24.4% up over 690 basis points from the year ago quarter;
  Non-GAAP fully diluted EPS of $0.11 up 38% year-over-year;
  Total cash and short-term investments, net of debt, of $67.7 million, an increase of $24.8 million from a year ago;
  The Company repurchased $5 million worth of Actuate stock in Q1. Additional repurchase of up to $5 million of Actuate stock approved for Q2.

“Actuate has proven to be the visualization layer in the cloud, via mobile and in the enterprise for more information - including Big Data - than all other BI players combined. We are seeing solid adoption of ActuateOne and BIRT-based information visualization applications across a number of industries - including financial services, healthcare and telecommunications,” said Pete Cittadini, President and CEO of Actuate. “Customers including well known investment banks and key public sector entities such as the UK’s National Health Service, are deploying BIRT-based applications on a large scale in areas such as treasury management and patient care to social media and performance analytics. The lion’s share of our R&D is focused on helping our customers to access, manage and visualize Big Data and data in all of its forms.”

Tweet this: #Actuate NASDAQ: BIRT: License revenue +15% YOY; Non-GAAP EPS $0.11 +38% YOY; Non-GAAP Op Margin 24.4%;

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the first quarter of 2012 were $34.8 million, up 9% when compared with $32.1 million in the first quarter of 2011. License revenues for the first quarter of 2012 were $13.4 million, up 15% when compared with $11.7 million in the year-ago quarter. Service revenues for the quarter were $21.4 million, compared with $20.4 million reported in the same quarter last year.

GAAP operating income was $6.3 million for the first quarter of 2012, up 134% when compared with $2.7 million in the first quarter of 2011. GAAP net income for the first quarter of 2012 was $3.9 million, an increase of 131% when compared with net income of $1.7 million in the first quarter of 2011. GAAP net income per diluted share for the first quarter of 2012 was $0.07 per diluted share, an increase of 133% when compared with net income per diluted share of $0.03 in the first quarter of 2011. Non-GAAP net income for the first quarter of 2012 was $5.9 million, or $0.11 per diluted share, compared with non-GAAP net income of $4.2 million, or $0.08 per diluted share in the first quarter of 2011. Non-GAAP operating margin and non-GAAP net income margin for the first quarter of 2012 was 24.4% and 17.0%, respectively.

Cash and short term investments, net of debt, totaled $67.7 million on March 31, 2012, an increase of $24.8 million from a year ago. In the first quarter of 2012 the Company repurchased $5 million worth of Actuate stock. An additional $5 million of Actuate stock is approved for repurchase in the second quarter 2012.

First Quarter 2012 Business Highlights:

  Positive momentum in BIRT business on a trailing twelve months (ttm) basis:
    214 BIRT license transactions, up 23 compared with the prior ttm;
    BIRT license business from open source BIRT users continues to increase, up 44% on a ttm basis;
    Number of new customer additions from BIRT up 30% on a ttm basis.
  Over 85,000 total registrations on BIRT Exchange, up from 60,000 a year ago;
  Assisting customers with their cloud strategy, ActuateOne is now VMware Ready™ and is listed on the VMware Solution Exchange (VSX). Passing the extensive VMware-specified testing helps ensure that ActuateOne makes best use of VMware technology in private cloud customer environments;
  Leveraging BIRT Big Data connectors for Hadoop and HIVE, Actuate has expanded its alliance network to include Cloudera and Hortonworks;
  Actuate’s OEM business gaining momentum as SaaS providers & ISVs choose ActuateOne®as their preferred business intelligence platform. Among Actuate’s 200+ OEM, SaaS and BIRT partners are some of the biggest names in software, including Computer Associates, Cisco, BMC Software, Infor, GE Healthcare and Siemens with recent additions including Integrated Data Services, Inc., Access Data and eMeter;
  Announced a strategic alliance with Megazone, a leading provider of IT and business transformation services. Under the alliance, Megazone will promote the use of Actuate’s value-added products for BIRT, including ActuateOne, among organizations in Korea;
  A division of the UK National Health Service (NHS), South of Tyne and Wear, deployed CCG+, a powerful business application that will support Clinical Commissioning Group information requirements while driving substantial internal performance and efficiency improvements built with BIRT and ActuateOne;
  Received the MarketTools ACE Award for customer satisfaction for the fifth year in a row. The MarketTools ACE Awards program certifies, acknowledges, and celebrates outstanding achievement in customer satisfaction, employee satisfaction, and partner satisfaction;
  Actuate received a GOVTek award and named “Top Solution Provider to Watch for in 2012” by the Government Technology Research Alliance (GTRA);
  Announced the results of a benchmark proving that ActuateOne can scale to efficiently process, prepare and deliver over 40 million monthly statements;
  Independent advisory firm Dresner Advisory Services (DAS) report showed that 94% of Actuate users would recommend the Company’s technology.

During the first quarter, Actuate received significant new and repeat business from, among others: Allianz General Insurance Malaysia Berhad, Avient Solutions Ltd, Bank of China Limited, Bankdata, CA, Inc., Capital Group Companies, Cisco Systems (ACS), CSC - Computer Sciences Corporation, Experian Marketing Solutions, Inc., Faceo, First Data Corporation, GENEX Services, Inc., Infor Global Solutions (Farnborough) Ltd, Morgan Stanley Smith Barney LLC, Northern Trust Corporation, S1 Corporation, T-Systems ITC Iberia SA, Venture Encoding, Verizon Communications Inc. and Xchanging Transaction Bank GmbH.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, May 3rd, 2012 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is #391771. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – The people behind BIRT

Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne® is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualizations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organizations drive revenue through higher customer satisfaction and improved operational performance.

Actuate has over 5,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company's web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, asset impairment costs, other one-time termination costs, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, in-process research and development, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options recognized during the period. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Other one-time termination costs relate to benefits provided to the estate of one of Actuate’s senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011. These costs are excluded because they are non-recurring and are not specifically included in the Company’s annual operating plan and related budget. Management believes that these costs are unrelated to the ongoing operation of its business in the ordinary course and are non-operational.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

The determination that it would be meaningful to exclude these foreign currency exchange gains and losses was made in the second quarter of 2011. In prior periods the Company did not exclude these FX gains and losses from Non-GAAP results. Therefore, in order to make the prior periods comparable and meaningful, it was necessary to adjust prior period Non-GAAP results to also exclude the impact of the foreign currency exchange gains and losses primarily related to the revaluation of monetary assets and liabilities.

g) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 30% for 2012. Prior to 2012 the Company used a normal non-GAAP tax rate of 20%. This adjustment is made because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates. This non-GAAP estimated tax rate is reviewed annually.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, business intelligence and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2011 Annual Report on Form 10-K filed on March 9, 2012.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$67,664	$67,428
Accounts receivable, net	27,642	26,844
Other current assets	8,227	7,131
Total current assets	103,533	101,403
Property and equipment, net	3,525	1,927
Goodwill and other intangibles, net	57,283	57,845
Other assets	15,670	15,729
	$180,011	$176,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,754	$1,521
Restructuring liabilities	80	98
Accrued compensation	4,688	5,992
Other accrued liabilities	4,402	5,872
Deferred revenue	42,947	43,045
Total current liabilities	53,871	56,528

Long term liabilities:
Other deferred liabilities	33	20
Deferred revenue	1,491	1,717
Tax liabilities	1,671	1,670
Restructuring liabilities	82	106
Total long term liabilities	3,277	3,513

Stockholders' equity & non-controlling interest	122,863	116,863
	$180,011	$176,904

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
License fees	$13,392	$11,657
Services	21,444	20,431
Total revenues	34,836	32,088

Costs and expenses:
Cost of license fees	465	481
Cost of services	5,257	5,431
Sales and marketing	10,874	11,025
Research and development	5,805	6,381
General and administrative	5,847	5,434
Amortization of purchased intangibles	289	359
Restructuring charges	18	294
Total costs and expenses	28,555	29,405
Income from operations	6,281	2,683
Interest income and other income/(expense), net	(307)	280
Interest expense	(139)	(412)
Income before income taxes	5,835	2,551
Provision for income taxes	1,958	872
Net income	$3,877	$1,679
Basic net income per share	$0.08	$0.04
Shares used in basic per share calculation	49,013	45,868
Diluted net income per share	$0.07	$0.03
Shares used in diluted per share calculation	52,681	50,262

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended
Revenue reconciliation:	March 31,		(a)
	2012	2011	Notes
GAAP revenue	$34,836	$32,088
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	-	45	(f)
Total non-GAAP revenues	$34,836	$32,133

	Three Months Ended
	March 31,		(a)
Operating expense reconciliation:	2012	2011	Notes

GAAP operating expenses	$28,555	$29,405
Non-GAAP adjustments:
Amortization of purchased technology	(273)	(274)	(b)
Amortization of other intangibles	(289)	(359)	(c)
Stock-based compensation expense	(1,556)	(1,815)	(d)
Restructuring charges	(18)	(294)	(e)
Other one-time termination costs	-	(148)	(g)
Asset impairment	(89)	-	(h)
Total non-GAAP operating expenses	$26,330	$26,515

	Three Months Ended
Operating income reconciliation:	March 31,		(a)
	2012	2011	Notes
Total non-GAAP revenues	$34,836	$32,133
Total non-GAAP operating expenses	(26,330)	(26,515)
Total non-GAAP operating income	$8,506	$5,618

	Three Months Ended
Net income reconciliation:	March 31,		(a)
	2012	2011	Notes
GAAP income before income taxes	$5,835	$2,551
Non-GAAP adjustments:
Amortization of purchased technology	273	274	(b)
Amortization of other intangibles	289	359	(c)
Stock-based compensation expense	1,556	1,815	(d)
Restructuring charges	18	294	(e)
Deferred revenue adjustment - Xenos	-	45	(f)
Other one-time termination costs	-	148	(g)
Asset impairment	89	-	(h)
Foreign currency exchange (gain)/loss	384	(192)	(i)
Non-GAAP income before income taxes	8,444	5,294
Non-GAAP tax provision	2,533	1,059	(j)
Non-GAAP net income	5,911	4,235
Basic non-GAAP net income per share	$0.12	$0.09
Shares used in basic per share calculation	49,013	45,868
Diluted non-GAAP net income per share	$0.11	$0.08
Shares used in diluted per share calculation	53,277	50,887	(k)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method in accordance with the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended March 31, 2012, stock-based expense included approximately (in thousands): $263, $399, $96, and $798, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the first quarter of 2012 consist primarily of idle facilities charge related to a Xenos facility in Europe. The restructuring expense for the first quarter of 2011 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force. Also included for the 2011 quarter are charges related to prior facility closures. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans.

(f) The deferred revenue adjustment relates to our acquisition of Xenos, Inc., which was concluded in February of 2010. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(g) Other one-time termination costs relate to benefits provided to the estate of one of Actuate's senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011.

(h) Represents impairment of internally developed software.

(i) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Prior to June 30, 2011, foreign exchange gains and losses were not excluded from Actuate's reported non-GAAP results. Therefore, to facilitate comparability, the table below is a reconciliation of non-GAAP results for the period ended March 31, 2012 as reported this period to those reported historically as follows (in thousands, except per share data):

Reconciliation of historical non-GAAP net income		Three months
		Ended March 31,
		2011
Non-GAAP income before income taxes as reported this period		$5,294
Foreign currency exchange gain		192	(i)
Non-GAAP income before income taxes as reported historically		5,486
Non-GAAP tax provision		1,097	(j)
Non-GAAP net income reported historically		$4,389
Basic non-GAAP net income per share reported historically		$0.10
Shares used in basic per share calculation		45,868
Diluted non-GAAP net income per share reported historically		$0.09
Shares used in diluted per share calculation		50,887	(k)

(j) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company use a normalized effective tax rate of 30% in 2012. Prior to fiscal 2012, the Company used a normalized effective rate of 20%.

(k) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended
	March 31,
Operating activities	2012	2011
Net income	$3,877	$1,679
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation expense related to stock options and employee stock purchase plan	1,459	1,219
Excess tax benefits from exercise of stock options	(1,664)	(94)
Amortization of other purchased intangibles	562	633
Amortization of debt issuance cost	17	72
Depreciation	406	516
Change in valuation allowance on deferred tax assets	(81)	54
Impairment of assets	89	-
Accretion/amortization on short-term debt securities	43	166
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	(798)	(1,549)
Other current assets	(175)	(592)
Accounts payable	187	124
Accrued compensation	(1,304)	(489)
Other accrued liabilities	(1,470)	725
Deferred tax assets, net of liabilities	56	(159)
Income tax receivable/payable	839	(1,358)
Other deferred liabilities	13	(96)
Restructuring liabilities	(42)	(437)
Deferred revenue	(324)	2,060
Net cash provided by operating activities	1,690	2,474

Investing activities
Purchases of property and equipment	(2,049)	(322)
Proceeds from maturity of investments	8,072	15,111
Purchases of short-term investments	(8,052)	(14,333)
Proceeds from security deposits and other	(8)	(2)
Net cash provided by (used in) investing activities	(2,037)	454

Financing activities
Credit facility related payments	(33)	-
Excess tax benefits from exercise of stock options	1,664	94
Proceeds from issuance of common stock	3,169	1,023
Stock repurchases	(5,000)	-
Net cash provided by (used in) financing activities	(200)	1,117
Effects of exchange rates on cash and cash equivalents	793	475
Net increase in cash and cash equivalents	246	4,520
Cash and cash equivalents at the beginning of the period	38,759	33,269
Cash and cash equivalents at the end of the period	$39,005	$37,789

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